FOR IMMEDIATE RELEASE
news release
GoDaddy Inc. Completes Refinancing of Tranche B-2 Term Loans and Revolving Credit Facility
TEMPE, Ariz., Nov. 10, 2022 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY) Go Daddy Operating Company, LLC and GD Finance Co, LLC, (each a subsidiary of GoDaddy Inc., and together, the “Borrowers”) closed the credit agreement refinancing announced on October 21, 2022. In connection with the closing, Borrowers entered into a Sixth Amendment (the “Sixth Amendment”) to the Second Amended and Restated Credit Agreement, dated February 15, 2017 (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, certain other GoDaddy subsidiaries, Royal Bank of Canada as the successor Administrative Agent, Collateral Agent, Swingline Lender and Letter of Credit Issuer and the other parties party thereto. Terms used, but not defined in this news release are as defined in the Credit Agreement and amended by the Sixth Amendment as filed with the Securities and Exchange Commission.
The Sixth Amendment provides for (i) a new $1,770 million tranche of term loans maturing in 2029 (the “Replacement Term Loans”), the proceeds of which were used to refinance all outstanding Tranche B-2 Term Loans, and (ii) a new revolving credit facility of $1,000 million maturing in 2027, which replaced the Borrowers’ existing revolving commitments of $600 million. The amortization rate for the Replacement Term Loans is 1.00% per annum and the first installment is payable on March 31, 2023. The initial Applicable Margin is (i) 3.25% for the Replacement Term Loans that are Secured Overnight Financing Rate (“SOFR”) Loans, (ii) 2.25% for the Replacement Term Loans that are ABR Loans, (iii) 1.50% for such new revolving commitments for loans that are SOFR Loans and (iv) 0.50% for such new revolving commitments for loans that are ABR Loans.
The Sixth Amendment also amended the Credit Agreement to provide that the Compliance Period relating to the consolidated first lien secured leverage ratio of certain of the Company’s subsidiaries occurs upon the utilization of at least 40% of the revolving facility, as opposed to the previous utilization level of at least 20%.
About GoDaddy
GoDaddy helps millions of entrepreneurs globally start, grow, and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services, and accept payments online and in-person. GoDaddy's easy-to-use tools help microbusiness owners manage everything in one place and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.
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Contacts

Investor:
Christie Masoner
investors@godaddy.com

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Press:
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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